Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-278207

Prospectus Supplement No. 8

(to Prospectus dated May 15, 2024)

SUPPLEMENT NO. 8 TO

PROSPECTUS FOR

UP TO 30,183,800 CLASS A ORDINARY SHARES

BITFUFU INC.

This Prospectus Supplement No. 8 is being filed to update and supplement the information contained in the prospectus dated May 15, 2024 (as supplemented from time to time, the “Prospectus”), relating to, among other things, the issuance from time to time of up to 5,589,292 Class A Ordinary Shares and the resale from time to time by the selling shareholders named in this Prospectus or their permitted transferees of (a) up to 24,594,508 Class A Ordinary Shares; (b) up to 155,541 Class A Ordinary Shares issuable upon the exercise of 207,389 Warrants; and (c) up to 207,000 Class A Ordinary Shares issuable upon the exercise of the Unit Purchase Option.

November 12, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2024

Commission file number: 001-41972

BitFuFu Inc.

(Exact Name of Registrant as Specified in Its Charter)

111 North Bridge Road,

#15-01, Peninsula Plaza

Singapore 179098

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒          Form 40-F  ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BitFuFu Inc.

Date: November 12, 2024	By:	/s/ Leo Lu
	Name:	Leo Lu
	Title:	Director, Chief Executive Officer

Exhibit 99.1

BitFuFu Secures $100 Million Credit Line From Antpool Technologies

Singapore, Nov. 12, 2024 (GLOBE NEWSWIRE) --  BitFuFu, Inc.. (NASDAQ: FUFU, FUFU.WS) (“BitFuFu” or the “Company”), a fast-growing digital asset mining service and world-leading cloud-mining service provider, today announced that its wholly owned subsidiary has entered into a two-year Master Loan Agreement (“MLA”) with Antpool Technologies, granting the Company access up to $100 million in capital. Funds drawn under the MLA will be used for general corporate purposes, including potential M&A opportunities and covering hosting fees to retain Bitcoin holdings and capitalize on potential price appreciation.

Borrowings under the MLA bear an annual interest rate of 6.5% and will be secured by a portion of the Company’s Bitcoin holdings, with a loan-to-value (LTV) ratio of 70%. The secured Bitcoin will be held in custody by Antpool Technologies. There are currently no borrowings under the Master Loan Agreement.

About BitFuFu Inc.

BitFuFu is a fast-growing digital asset mining service and world-leading cloud-mining service provider. BitFuFu received early investment from Bitmain, a world-leading digital asset mining hardware manufacturer, and remains Bitmain’s sole strategic partner in the cloud mining space.

BitFuFu is dedicated to fostering a secure, compliant, and transparent blockchain infrastructure, providing a variety of stable and intelligent digital asset mining solutions to a global customer base. Leveraging its expanding global mining facility network and strategic partnership with Bitmain, BitFuFu enables institutional customers and digital asset enthusiasts to mine digital assets efficiently.

For more information, please visit https://ir.bitfufu.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BitFuFu’s management and are not predictions of actual performance. These statements involve risks, uncertainties and other factors that may cause BitFuFu’s actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this press release, the Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. All information provided in this press release is as of the date of this press release and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

BitFuFu Investor Relations

Charley Brady

Vice President, Investor Relations

charley.b@bitfufu.com

BitFuFu Media Relations

Jessie Meng

PR Director

jessie.meng@bitfufu.com